Exhibit 99.1

PRODUCTION UPDATE

TORONTO, ONTARIO — (JUNE 23, 2015) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce that production at the El Gallo Mine has exceeded our guidance for the second quarter. With approximately 15,600 gold equivalent ounces produced so far in Q2, this marks the third consecutive quarter of record production at the El Gallo Mine.  Our production in Q1 this year totaled 15,391 gold equivalent ounces with year-to-date production of approximately 31,000 gold equivalent ounces.

The increase in gold production was driven by the combination of higher grades mined in the pit and improved gold recoveries consistent with the first quarter of this year.  The Company continues to demonstrate the trend of sequential quarter-over-quarter increased production while continuing to lower our cash costs.  These achievements demonstrate the corporations focus on delivering a stable production profile with a consistent cost base while generating free cash flow.

San José Mine

Second quarter production at the San José Mine (49% owned) will be approximately 11,000 ounces of gold, and 788,000 ounces of silver attributable to us. Production is on track to achieve our full year guidance of 46,500 ounces of gold, and 3.1 million ounces of silver. San José experienced an intermittent work stoppage in June that had a limited impact on second quarter production.

Consolidated Production & Guidance

Total production during the second quarter will be approximately 26,530 ounces of gold and 797,000 ounces of silver. Full year production guidance remains unchanged at 96,500 ounces of gold and 3.12 million ounces of silver.

The Company will provide a detailed production and operational update in the upcoming weeks when the quarter is complete.

ABOUT MCEWEN MINING (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for the S&P 500 by creating a high growth gold/silver producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest), the El Gallo 1 mine and El Gallo 2 project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

As of June 23, 2015 McEwen Mining has an aggregate of 300,530,174 shares of common stock outstanding and issuable upon the exchange of the exchangeable shares. Rob McEwen, Chairman and Chief Owner, owns 25% of the shares of the Company (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares).

Reliability of Information Regarding the San José Mine

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

Christina McCarthy Director of Corporate Development corporatedevelopment@mcewenmining.com		Mihaela Iancu Investor Relations info@mcewenmining.com

Tel: (647) 258-0395 ext 390		Tel: 647-258-0395 ext 320
Toll Free: (866) 441-0690

Mailing Address: 150 King Street West Suite 2800,P.O. Box 24.Toronto, Ontario, Canada M5H 1J9

Website:	mcewenmining.com
Facebook:	facebook.com/mcewenrob
Twitter:	twitter.com/mcewenmining